EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made and entered into as of the 12th day of February, 2007 by and between Globix Corporation, a Delaware corporation (hereinafter referred to as the “Company”), and Kurt J. Van Wagenen, a resident of the Commonwealth of Massachusetts (hereinafter referred to as the “Executive”).

     WHEREAS, the Company wishes to retain the services of the Executive in the capacities herein set forth, and the Executive wishes to be employed by the Company in such capacities;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

     Section 1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions hereinafter set forth.

     Section 2. Term. The term of employment hereunder shall commence on the date hereof and shall continue until terminated in accordance herewith. Such period is referred to herein as the “Employment Period”.

     Section 3. Compensation. The Company agrees to provide the Executive with salary and other benefits and perquisites for all services rendered by the Executive under this Agreement in accordance with Schedule A attached hereto.

     Section 4. Duties. The Executive shall serve as the President and Chief Executive Officer of the Company, and shall have the duties and authority generally associated with such office, reporting directly to the Executive Chairman.

     Section 5. Extent of Service; Facilities. The Executive shall be required to devote substantially all of his professional time, energy and attention to the business and affairs of the Company and its subsidiaries, and to use his best efforts to perform faithfully and efficiently his responsibilities hereunder. The Company will provide the Executive with a fully furnished office, as well as all equipment, supplies and office personnel reasonably required for the performance of his duties hereunder.

     Section 6. Termination of Employment.

     Section 6.1. For Cause. The Company may immediately terminate the Executive’s employment at any time during the Employment Period for Cause, in which case the Company shall pay to the Executive any compensation (including without limitation compensation for any earned but unused vacation and personal time) earned but not paid prior to the effective date of such termination. Under such circumstances, such payment will be in full and complete discharge of any and all liabilities or obligations of the Company to the Executive hereunder, and the Executive will be entitled to no further benefits under this Agreement. For purposes of this Agreement, Cause shall mean: (i) the Executive’s conviction of a felony or misdemeanor that has a material adverse effect upon the business or reputation of the Company or any affiliate of the Company; (ii) that the Company has reasonably determined that Executive has in the performance of his duties hereunder committed an act constituting a material breach of fiduciary duty, gross negligence or gross misconduct, which has had an injurious effect on the Company or its business; or (iii) Executive’s willful failure or refusal to perform his assigned duties that are commensurate with his office as reasonably directed in good faith by the Executive Chairman or the Board of Directors, which willful failure or refusal has had, or if continued, could reasonably be expected to have, an injurious effect on the Company or the subsidiaries of the Company or their respective businesses or prospects, and which willful failure or refusal has continued after the Executive has received two written warnings, advising him of such failure or refusal, and providing Executive with an opportunity to resume performance in accordance with his assigned duties. Any termination by the Company for Cause shall be communicated by Notice of Termination to the Executive given in accordance with Section 9.5 hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment hereunder.

     Section 6.2. Without Cause. If the Company terminates the employment of the Executive without Cause, the Company shall pay to the Executive, within thirty (30) calendar days after the termination date, as severance (i) one year’s Base Salary, (ii) one year’s bonus, calculated as if all performance objectives are achieved at the 100% level, (iii) any accrued but unpaid bonus for the prior year, payable at the actual achievement level for such prior year and (iv) compensation for any earned but unused vacation and personal time. Under such circumstances, such payment will be in full and complete discharge of any and all liabilities or obligations of the Company to the Executive hereunder, and the Executive will be entitled to no further benefits under this Agreement. The Executive and the Company agree that, because there can be no exact measure of the damage that would occur to the Executive as a result of a termination by the Company of the Executive’s employment without Cause, the payments and benefits paid and provided pursuant to this Agreement will be deemed to constitute, in part, liquidated damages and not a penalty.

     Section 6.3 Voluntary Termination with Good Reason. The Executive may terminate his employment for Good Reason, as set forth below, upon the giving of thirty (30) calendar days prior written notice to the Company. In such event, the Executive shall be entitled to the same lump sum payment that he would receive if he were terminated without Cause under Section 6.2 above. The Executive may only terminate his employment for “Good Reason” in the event of a material diminishment by the Company of the Executive’s rights hereunder, including without limitation a reduction in Base Salary or targeted bonus compensation, a material reduction in title, authority or reporting relationships, a material reduction in fringe benefits (except as such shall apply generally to all of the Company’s senior management), a relocation of the Executive’s principal place of business by more than 60 miles, or another material breach of this Agreement by the Company.

      Section 6.4 Resignation without Good Reason. The Executive may resign upon the giving of thirty (30) calendar days prior written notice to the Company (in which case the Company will have the right to relieve the Executive, in whole or in part, of his duties under this Agreement, without any reduction in the compensation or benefits to be paid to the Executive through the termination date). It is understood that in the case of resignation without Good Reason, the Executive will not be entitled to those termination rights specified in Section 6.2 hereof, and the sole obligation of the Company will be the payment of compensation (including without limitation compensation for any earned but unused vacation and personal time) through the termination date as referred to above.

     Section 6.5 Death, Illness or Incapacity. The Executive’s employment under this Agreement shall terminate upon the Executive’s death, in which event Executive’s estate or beneficiary shall be entitled to any compensation (including without limitation compensation for any earned but unused vacation and personal time) earned but not paid prior to the date of such termination. During any period of disability, illness or incapacity during the Employment Period which renders the Executive at least temporarily unable to perform the services required hereunder for a period which does not exceed forty-five (45) continuous days in any one-year period, the Executive will receive the compensation payable under Schedule A of this Agreement plus any pro rated bonus for such period, less any benefits received by him under any disability insurance carried by or provided by the Company. Upon the Executive’s permanent disability (as defined below), the Executive will be subject to termination as set forth below, and if so terminated the Company will pay to the Executive any and all Base Salary and bonus earned but not paid to the Executive prior to the effective date of such termination and will not be responsible for any additional payments hereunder. Notwithstanding any such termination, the Executive will continue to receive any disability benefits to which he may be entitled under any disability income insurance which may be carried by or provided by the Company from time to time.

     The term “permanent disability” as used in this Agreement will mean the inability of the Executive, as determined by the Board of Directors of the Company, by reason of physical or mental disability to perform the duties required of him under this Agreement for a period of more than ninety (90) days in any one-year period. Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or incapacity is due to the same or related cause and commences less than six months from the ending of the previous period of disability. Upon such determination, the Board of Directors may terminate the Executive’s employment under this Agreement upon thirty (30) calendar days’ prior written notice. If any determination of the Board of Directors with respect to permanent disability is disputed by the Executive, the Parties hereto agree to abide by the decision of a panel of three physicians. The Executive and the Company will each appoint one member, and the third member of the panel will be appointed by the other two members. The

Executive agrees to make himself available for and to submit to examinations by such physicians as may be directed by the Company. Failure to submit to any such examination will constitute acceptance by the Executive of the determination made by the Board of Directors.

     Section 7. Certain Covenants.

     Section 7.1 Executive Cooperation. The Executive agrees, in the exercise of his fiduciary duties as officer and director, to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any investigation or dispute or claim of any kind involving the Company, except in each case a dispute or claim brought by the Executive. During and after the Executive’s employment by the Company, the Company agrees to provide the Executive with the maximum degree of indemnification available to current and former officers and directors of the Company under its charter and by-laws.

     Section 7.2 Rights and Remedies upon Breach. The Executive agrees that any breach by the Executive of this Agreement would cause irreparable harm to the Company and that, in the event of such breach, the Company shall have, in addition to all other remedies at law, the right to an injunction, specific performance or other equitable relief to prevent or redress the violation of the obligations to the Company hereunder.

     Section 7.3 If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be reimbursed by the other party for the prevailing party’s reasonable attorneys’ fees, costs and disbursements in such action.

     Section 8. Restrictive Covenants.

     Section 8.1 Company Property. The Executive agrees that all client, supplier and distributor lists, client data, financial or other data, computer software programs, source codes, plans, contracts, agreements, literature, manuals, catalogs, brochures, books, records, research, charts, maps, correspondence and other materials furnished to the Executive by the Company or any of its affiliates, or secured through the efforts of the Executive and relating to the business conducted by the Company or any of its affiliates, are and shall remain the property of the Company, and/or its affiliates, and the Executive agrees to deliver all such materials, including all copies thereof, to the Company upon the termination of the Executive’s employment hereunder, or at any other time at the Company’s request.

     Section 8.2 Disclosure and Confidentiality. The Executive agrees that during the Employment Period, he will disclose and disclose only to the Company all material ideas, methods, plans, developments or improvements known by him which relate to the business of the Company, acquired by the Executive during his employment by the Company. Nothing herein will be construed as requiring any such communication where, in the Executive’s reasonable judgment, the idea, plan, method or development is lawfully protected from disclosure, whether as a trade secret or otherwise. The Executive agrees to keep in strict secrecy and confidence any and all information the Executive assimilates or to which he has access during his employment by the Company and which has not been publicly disclosed and is not a matter of common knowledge in the fields of work of the Company, and/or to which the Executive would not have been exposed but for his employment by the Company, except as such disclosure may be required by law or is made in the normal course of the Company’s business consistent with the responsibilities of the Executive’s position with the Company. The Executive agrees that both during and after the Employment Period, he will not, without the prior written consent of the Company, disclose to any third person, partnership, joint venture, company, corporation or other organization, or use for such third party’s or his own benefit, any such confidential information. Each Party also agrees that it will not disparage the other Party following any termination of the Executive’s employment hereunder.

     Section 8.3 Non-Competition; Non-Solicitation. The Executive acknowledges that, during and solely as a result of his employment by the Company, he has received and will continue to have access to confidential information and business and professional contacts related to the business of the Company. In consideration of the special and unique opportunities afforded to the Executive by the Company as a result of the Executive’s employment, as outlined in the previous sentence, the Executive hereby agrees as follows:

     (a) In the event the Executive is terminated for Cause or voluntarily resigns his position with the Company, then for a period ending six (6) months following such termination of his employment under this Agreement, the Executive will not, without the prior written consent of Company, (i) directly or indirectly engage in any business the primary focus of which is the provision of fiber optic network services (a “Competing Business”), or otherwise receive compensation for any services rendered regarding any aspect of a Competing Business anywhere within the geographic area of any such business operated by the Company, or (ii) engage or participate, directly or indirectly, in any such business which is substantially similar to that of the Company, including, without limitation, serving as a consultant, administrator, officer, director, employee, manager, landlord, lender, guarantor, or in any similar or related capacity or otherwise receive compensation for services rendered regarding any aspect of such a business anywhere within the geographic area of such business operated by the Company. The mere ownership of less than 1% of securities in any competitive enterprise and exercise of rights appurtenant thereto, and participation in management of any such enterprise or business operation other than in connection with the competitive operation of such enterprise, are not prohibited.

     (b) During his employment with the Company and, except as may be otherwise herein provided, for a period of one (1) year following the termination of his employment with the Company, regardless of the reason for such termination, the Executive agrees he will not (directly or indirectly, as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, representative, salesman or otherwise) solicit any employees of Company to terminate their employment.

     (c) It is agreed by the Company and the Executive that if any portion of the covenants set forth in this Section are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants wilt be considered divisible both as to time and geographical area. The Company and the Executive agree that, if any court of competent jurisdiction determines the specified time period or the specified geographical area applicable to this Section to be invalid, unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against the Executive. The Company and the Executive agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Company.

     Section 9. General.

     Section 9.1 Supersedes Prior Agreements. This Agreement supersedes all prior agreements and understandings between the Executive and the Company or any of its subsidiaries or their respective directors, officers, shareholders, employees, attorneys, agents or representatives, and constitutes the entire agreement between the parties, respecting the subject matter hereof and there are no representations, warranties or commitments other than those expressed herein; provided that this Agreement is not intended to alter or otherwise affect any stock options granted by the Company to the Executive other than the extension of the exercise period following certain terminations of employment as set forth in Section 4 of Schedule A hereto.

     Section 9.2 Other Agreements. The Executive represents and warrants to the Company that the employment of Executive hereunder will not violate or breach any, employment, retainer, consulting, license, non-competition, non-disclosure, trade secrets or other agreement between the Executive and any other person, partnership, corporation, joint venture, association or other entity.

     Section 9.3 Amendment. No modification or amendment of, or waiver under, this Agreement shall be valid unless in writing and signed by the Executive and an officer of the Company pursuant to express authority granted by the Company.

     Section 9.4 Waiver. The waiver by the Company or the Executive of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

     Section 9.5 Notices. Each notice, request, demand, approval or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been properly given when received personally at the address set forth below for the intended party during normal business hours at such address, when received by facsimile or other electronic transmission at the respective facsimile transmission numbers of the parties set forth below, or when received by recognized overnight courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Company:

     Globix Corporation
     2200 West Park Drive
     Westborough, MA 01581
     Attn: General Counsel

     If to the Executive:

     At his address on the records of the Company;
     or such other address as he may from time to time designate to the Company.

Notices may be given to such other address or addresses or by way of such other facsimile transmission number, as a particular party may from time to time designate by written notice to the other party hereto. Each notice, request, demand, approval or other communication which is sent in accordance with this Section shall not be deemed delivered, given and received for all purposes of this Agreement until actually received by the other party.

     Section 9.6 Successors; Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive and their respective heirs, personal representatives, permitted assignees and successors. Neither party may assign this Agreement; provided, however, that the Company may, without the prior consent of the Executive, assign this Agreement to an entity to which the Company has sold all or substantially all of its assets, which assignee shall be bound by the terms and conditions of this Agreement.

     Section 9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions thereof.

     Section 9.8 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

     Section 9.9 Unenforceable Terms. In the event any term or provision of this Agreement shall for any reason be invalid, illegal, or unenforceable in any respect, this Agreement shall be interpreted and construed as if such term or provision had never been included herein and the validity and enforceability of any other provision hereof shall be unaffected thereby.

     Section 9.10 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same agreement.

     Section 9.13 Survival. The following Sections shall survive any termination of this Agreement: Sections 6, 7, 8 and 9.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

GLOBIX CORPORATION:

By:	/s/ Ted S. Lodge_____________________
Executive Chairman

EXECUTIVE:

/s/ Kurt J. Van Wagenen____________________
KURT J. VAN WAGENEN

SCHEDULE A
TO
EMPLOYMENT AGREEMENT
BETWEEN KURT J. VAN WAGENEN AND GLOBIX CORPORATION

COMPENSATION

1.     Salary: Subject to Section 2 below, the Company shall pay to the Executive an annualized salary (“Base Salary”) of $275,000, payable in accordance with the Company’s normal business practices.

2.     Salary Increases. Such Base Salary shall be reviewed no less frequently than annually and may be increased but not decreased by the Company’s Board of Directors in its sole and absolute discretion, after taking into consideration a variety of factors, including, without limitation, the performance of the Executive and the Company and the base salary (and raises) paid by comparable companies to executives having comparable responsibilities. In the event of any increase, the increased amount shall become the Base Salary.

3.     Bonus. The Executive shall be entitled to cash incentive compensation in accordance with the Company’s cash incentive plan in effect from time to time. The target bonus amount for the period ended December 31, 2007 shall be 50% of the Executive’s Base Salary, assuming 100% achievement of the performance targets under the plan.

4.     Stock Options. The Executive shall be entitled to stock option compensation in accordance with the provisions of the Company’s stock option plans and the terms of any grants to the Executive thereunder; provided, however, that the period of exercisability for all options held by him that are exercisable following a termination of the Executive’s employment without Cause, or a voluntary termination of employment with Good Reason, shall be six months following the date of termination of employment.

5.     Expenses. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred in connection with his employment hereunder, in accordance with Company policy.

6.     Benefits. The Executive will be entitled to medical coverage (including Company co-payments) and other benefits available to senior executives employed by the Company under the Company’s plans.